Exhibit 4.17

BRITISH ENERGY PLC

AS PARENT

AND

OTHERS

NEW STANDSTILL AGREEMENT

THIS STANDSTILL AGREEMENT is made on 13 February 2004

BETWEEN:

(1)	THE COMPANIES named in Schedule 2 (The Companies); and

(2)	THE PERSONS named in Schedule 3 (The Creditors).

RECITALS

(A)	The Restructuring Initiation Event not having occurred under the Old Standstill Agreement by 30 September 2003, the Parties to this Agreement agreed under the Creditor Restructuring Agreement to waive the termination event pursuant to paragraph 14 of schedule 5 to the Old Standstill Agreement and to continue with the standstill arrangements established under the Old Standstill Agreement until the earlier of 30 September 2004 and the date when the Parties entered into this Agreement.

(B)	In entering into this Agreement, the Parties wish to terminate the Old Standstill Agreement and to continue the standstill arrangements as varied and supplemented on the terms set out in this Agreement.

IT IS AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions and Interpretation

Capitalised words and expressions used but not defined in Schedule 1 (Definitions and Interpretation) of this Agreement shall have the meanings given to them in the Creditor Restructuring Agreement or the Old Standstill Agreement unless the context otherwise requires and the provisions of Clause 2 of Schedule 1 (Definitions and Interpretation) will apply to this Agreement.

1.2	Third Party Rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

1A	Termination of Old Standstill Agreement

1A.1	The Creditors hereby notify the Parent that the Old Standstill Agreement shall terminate on the date hereof but on the basis that the standstill arrangements established under the Old Standstill Agreement shall continue instead, so far as the Parties are concerned, under this Agreement, as varied and supplemented by the provisions of this Agreement.

1A.2	The Creditors hereby agree that:

(i)	they will not claim any accrued interest which would otherwise be due and payable upon the termination of the Old Standstill Agreement (the “Accrued Unpaid Interest”);

(ii)	the Accrued Unpaid Interest shall cease to be due under the Old Standstill Agreement; and

(iii)	the Accrued Unpaid Interest shall become due and payable under this Agreement on the first interest payment date following the date of this Agreement, without, for the avoidance of any doubt, any penalty being incurred for late payment of such Accrued Unpaid Interest, always provided it is paid when due and payable under this Agreement.

2.	OPERATION OF EXISTING AGREEMENTS

2.1	Creditors’ Obligations

During the Standstill Period, the Creditors and the Companies shall continue to comply with their obligations under the Existing Agreements save as provided in Clause 2.2 (Standstill Obligations) and Clause 3 (Undertakings by the Creditors).

2.2	Standstill Obligations

2.2.1	Subject to sub-clauses 2.2.2 and 2.2.3 below and to Clause 2.4 (Interest), all Standstill Obligations of each Company shall be deferred until the expiry of the Standstill Period (or, if later, the date upon which those obligations would otherwise become due and payable).

2.2.2	Upon the date of satisfaction of all the conditions precedent to the relevant BNFL Agreements, the Balancing Instalments and BNFL Interest Amounts which have accrued prior to such date and which fall due and payable during the Standstill Period shall not be payable at any time thereafter and each of the Companies shall be discharged from its obligations to pay such amounts to BNFL.

2.2.3	Standstill Obligations owed to EPL Lenders and constituting principal repayments and any default interest due to them as a consequence of any non-payment of principal on its due date shall not be deferred unless all EPL Lenders so agree but each of the EPL Lenders which are a Party to this Agreement acknowledges that no such amounts will be paid during the Standstill Period and confirms that they shall not take any action during the Standstill Period to require or enforce payment of any such amounts.

2.3	Continuing Obligations

Subject to the terms of the TPL Option and the TPL Side Letter, during the Standstill Period, each Company that owes any Continuing Obligations shall discharge those obligations in accordance with the Existing Agreements, the Amended TPL PPA, the TPL 200 MW PPA and any agreements with BNFL other than the Existing BNFL Agreements.

2.4	Interest

2.4.1	Interest shall accrue from 01 November 2002 on the Standstill Obligations owed to TPL, Deutsche Bank, AG London, Enron and RBS on the basis set out in the column headed “Calculation of Interest” in Part B of Schedule 4 (Standstill Obligations) and shall be payable as set out in sub-clause 2.4.3 (below).

2.4.2	Notwithstanding sub-clause 2.4.1, during the Standstill Period, neither BEG nor BEG (UK) shall pay BNFL Interest Amounts.

2.4.3	Interest shall be paid (by BEPET or the Parent) to TPL and Deutsche Bank, AG London, (by BEG or the Parent) to Enron and (by BEG, BEG (UK) or the Parent) to RBS, first on 25 March 2003 (in respect of the period from and including 01 November 2002 to and including 25 March 2003) and thereafter interest shall accrue over six month interest periods and shall be payable on the last Business Day of each such period and then finally on the Termination Date provided that the Creditors hereby agree to give credit to the Companies for any interest payments made by the Companies to the Creditors under the Old Standstill Agreement for periods up to the last interest payment date under the Old Standstill Agreement, so that the Creditors shall not, for the avoidance of doubt, recover interest twice for such period.

2.5	Continuity and Conflict

The Existing Agreements shall continue upon their terms save to the extent they are varied or payments thereunder are deferred by or pursuant to this Agreement and the term “Existing Agreements” shall be construed accordingly. In the case of a conflict between any provision of an Existing Agreement and this Agreement, this Agreement shall prevail. In the case of a conflict between this Agreement and the Creditor Restructuring Agreement, the Creditor Restructuring Agreement shall prevail.

3.	UNDERTAKINGS BY THE CREDITORS

3.1	Restricted Actions

During the Standstill Period, no Creditor shall carry out any Restricted Action.

3.2	Overriding Permitted Actions

Nothing in this Agreement shall prevent a Creditor from carrying out any Overriding Permitted Action.

4.	INFORMATION AND CONFIDENTIALITY

Information

Each Party authorises the disclosure and exchange of information about the Group, and the commercial dealings between members of the Group and Creditors, to and between the Parties and their professional advisers, to the Secretary of State and her professional advisers and, to the Sterling Bonds Trustee (for disclosure to Bondholders who have signed a confidentiality agreement in a form acceptable to the Parent and the Creditors) and its professional advisers Provided that:

4.1.1	such authority shall terminate upon receipt by the relevant Party of a notice from the Parent under Clause 5.1; and

4.1.2	(for the avoidance of doubt) nothing in this Agreement shall require any Party to disclose privileged and/or confidential communications with its legal or other professional advisers or communications between the EPL Lenders.

5.	TERMINATION OF AGREEMENT

Termination Notice

5.1	The Parent shall promptly notify each Party if it receives a Termination Notice.

5.2	This Agreement shall terminate (save as provided in Clause 5.3 below) on expiry of the Standstill Period.

5.3	Clauses 1, 2.4 (as regards accrued interest), 4.1, 11.2, 11.3 and 11.5 to 11.7) shall survive the termination of this Agreement.

6.	STATE AID

Each Party agrees:

6.1	not to object to, or seek to hinder, the process of obtaining, approval of the Restructuring Proposals from the Commission under the State aid provisions of the EC Treaty;

6.2	if reasonably requested by the Parent and provided it is lawful for it to do so, to send a letter addressed to the Commission notifying the Commission that it supports the Restructuring Proposals; and

6.3	that TPL may make statements or briefings relating to the electricity industry generally which could not reasonably be expected to be prejudicial to the achievement of the Restructuring.

7.	ENRON

7.1	Suspension of Dispute Mechanism

During the Standstill Period, all proceedings under the dispute resolution mechanisms in the Enron CFD (including any arbitration proceedings) shall be suspended, such suspension not to prejudice or otherwise affect any claim or defence under the Enron CFD and each of BEG, the Parent and Enron shall (at the request of any of them) take such further steps as may be necessary to give effect to this suspension and effect.

7.2	Enron Disclosure

Enron’s execution of this Agreement shall not limit or prejudice Enron’s entitlement to disclose confidential information on the terms set out in the confidentiality agreement dated 09 January 2003 which entitlement will continue following the execution of this Agreement subject always to the terms of the last sentence of paragraph 1.2 of that Agreement.

8.	TPL

8.1	TPL Option and TPL Side Letter

8.1.1	Notwithstanding any other provision of this Agreement or the Creditor Restructuring Agreement, the parties acknowledge and agree that TPL and BEPET may enter into and give effect to the TPL Option and the TPL Side Letter.

8.1.2	Immediately after this Agreement becomes effective, TPL and BEPET shall enter into the TPL Option.

9.	RBS LC EXTENSION

9.1	Extension

Subject to the Creditor Restructuring Agreement and provided the Standstill Period has not expired or terminated, the Parent and each of the EPL Lenders hereby requests RBS and RBS agrees to extend the RBS Letter of Credit until five Business Days after the Restructuring Long Stop Date.

10.	EPL LENDERS

The Consenting EPL Banks agree not to take or encourage (unless it would be permitted under the terms of this Agreement and the Creditor Restructuring Agreement) any action to require the EPL Facility Agent to declare an Event of Default under (and as defined in) the EPL Facility Agreement, or enforce payment under the EPL Facility Agreement or the making of advances under the EPL SLA (including enforcement of security).

11.	GENERAL

11.1	Variation

No amendment or waiver of this Agreement shall be effective unless it is made in writing and signed by each Party.

11.2	Reservation of Rights

Each Party reserves all rights and remedies it may have against any other Party under any Existing Agreement. After the Termination Date each Creditor may enforce its rights and remedies to their full extent despite any temporary waiver of those rights and remedies during the Standstill Period.

11.3	Existing Guarantees and Security

Each Company agrees that any guarantees and indemnities and any Security Interest granted by any Company in respect of any Existing Agreement shall remain in full force and effect and shall not be reduced, prejudiced or released as a result of this Agreement. During the Standstill Period, the terms of Part A of Schedule 6 (Restricted Actions) shall nevertheless apply to any such guarantee, indemnity and Security Interest.

11.4	Counterparts

This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

11.5	Communications

11.5.1	Any communications to be made in connection with this Agreement shall be made in writing and sent to the addressees at the addresses or facsimile numbers set out:

(a)	in Schedule 2 in respect of the Companies;

(b)	in Schedule 3 in respect of the Creditors;

or such other address or number as a Party shall notify to the other Parties in accordance with this Clause 11.5. Any communication delivered by one person to another under this Agreement will only be effective (i) if by way of fax, the sender has received a report showing successful transmission; or (ii) if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post first class postage prepaid in an envelope addressed to it at that address and, if a particular department or officer is specified as part of its address details, if addressed to that department or officer.

11.5.2	All notices in relation to this Agreement sent from or to a Company shall be sent through the Parent.

11.6	Governing Law and Jurisdiction

11.6.1	This Agreement is governed by English law.

11.6.2	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

11.6.3	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

11.6.4	Without prejudice to any other mode of service allowed under any relevant law:

(a)	each Company (other than a Company incorporated in England and Wales):

(i)	irrevocably appoints BEG as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and

(ii)	agrees that failure by BEG to notify the relevant Company of the process will not invalidate the proceedings concerned; and

(b)	ECTRIC:

(i)	irrevocably appoints Weil, Gotshal & Manges, One South Place, London EC2M 2WG (Attention: Christopher Mallon) as its agent for service of process in relation to any proceedings before the English Courts in connection with this Agreement; and

(ii)	agrees that failure by Weil, Gotshal & Manges to notify ECTRIC of the process will not invalidate the proceedings concerned;

11.7	Several Obligations

The obligations of each Creditor under this Agreement are several. No Creditor shall be liable for any breach by any other such party of that party’s obligations under this Agreement.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

DEFINITIONS AND INTERPRETATION

1.	Definitions

“Balancing Instalment” means with respect to any payments under the Existing BNFL Agreements (a) until 1 April 2003, the amount of any such payments, and (b) with effect from 1 April 2003, so much of those payments as exceeds the amount that would be due and payable as the relative reprocessing and storage instalment payments under the Existing BNFL Agreements had they come into force on, and with effect from, 1 April 2003, and “Balancing Instalments” shall be construed accordingly.

“BNFL Interest Amount” means interest for late payment under any of the Existing BNFL Agreements or part thereof, as provided for in the relevant Existing BNFL Agreements, accrued at the time in question on the amounts due but unpaid and “BNFL Interest Amounts” shall be construed accordingly.

“Companies” means the companies listed in Schedule 2 (The Companies).

“Continuing Obligations” means the obligations of the Companies referred to in Part C of Schedule 4 (Continuing Obligations).

“Creditor Restructuring Agreement” means the agreement dated 30 September 2003 between, inter alia, the Companies and the Creditors under which the Creditors agreed to compromise their claim against the Group.

“Creditors” means the persons listed in Schedule 3 (The Creditors).

“Enron” means ECTRIC and/or Barclays Bank PLC (as applicable).

“EPL CTA” means the capacity and tolling agreement dated 13 July 2000 (as amended and restated) between BEPET and EPL.

“EPL CTA Guarantee” means the guarantee dated as of 8 September 2000 made by the Parent in favour of EPL in relation to the EPL CTA.

“EPL SLA” means the subordinated loan agreement dated 13 July 2000 (as amended and restated) between EPL as borrower and Parent as lender.

“EPL Sponsor Undertaking” means the sponsor undertaking dated 13 July 2000 between, amongst others, the Parent and EPL relating, inter alia, to the obligations of the Parent under the EPL SLA.

“Existing Agreements” means the letters or other agreements listed in Part A of Schedule 4 (Existing Agreements).

“Existing BNFL Agreements” means the following agreements as amended prior to the date hereof between BNFL and BEG or BEG (UK) (as the case may be): (i) agreements dated 31 March 1995 for the storage and reprocessing of irradiated oxide fuel and related services; (ii) agreement dated 3 June 1997 for spent fuel management services; (iii) agreement dated 30 March 1995 for the long term storage of irradiated oxide fuel and related services; and (iv) agreements dated 29 March 1996, 31 March 1996 and 3 June 1997 for oxide flask maintenance.

“Group” means the Parent and its Subsidiaries for the time being.

“Old Standstill Agreement” means the standstill agreement entered into by the Companies, TPL, ECTEF, Total, BNFL, Barclays Bank PLC (as agent for the EPL Lenders), the EPL Swap Providers, EPL and RBS on 14 February 2003.

“Overriding Permitted Action” means any action listed in Part B of Schedule 6 (Overriding Permitted Actions).

“Party” means a person who is a party to this Agreement.

“RBS” means The Royal Bank of Scotland plc.

“RBS Composite Guarantee” means the unlimited intercompany composite guarantee made by the Parent, BEG and BEG(UK) in favour of RBS dated 12 April 1996.

“RBS Counter-Indemnity” means the counter-indemnity given by the Parent in favour of RBS relating to the RBS Letter of Credit and dated 01 December 2000.

“RBS LC Facility Agreement” means the facility agreement pursuant to which the RBS Letter of Credit is issued.

“RBS Letter of Credit” means the letter of credit issued by RBS in favour of the EPL Facility Agent relating to debt service reserve obligations of EPL.

“Restricted Action” means any action listed in Part A of Schedule 6 (Restricted Actions).

“Standstill Date” means 14 February 2003 (or such later date as may be agreed by the Secretary of State).

“Standstill Obligations” means the payment obligations of the Companies owed to the Creditors and referred to in Part B of Schedule 4 (Standstill Obligations).

“Standstill Period” means the period commencing on the Standstill Date and ending at close of business on the Termination Date.

“Sterling Bonds” means the £407,891,000 of bonds issued by the Parent.

“Sterling Bondholder Restructuring Agreement” means the restructuring agreement dated 14 February 2003 made between the Parent, BEG, BEG (UK) and certain Bondholders and in the form attached to the Heads of Terms.

“Sterling Bonds Trustee” means The Law Debenture Trust Corporation plc.

“Sterling Bonds Trust Deed” means the trust deed dated 25 March 1999, as amended prior to the date hereof, between the Parent, BEG, BEG (UK) and the Trustee.

“Subsidiary” means a subsidiary undertaking within the meaning of section 258 of the Companies Act 1985.

“Termination Date” means the earlier of: (a) Restructuring Long Stop Date; (b) the date the parent receives a Termination Notice; and (c) the Restructuring Date.

“Termination Event” means any event set out in Schedule 5 (Termination Events).

“Termination Notice” means written notice of termination of the standstill arrangements from a Creditor (including for these purposes the EPL Facility Agent) to the Parent following the occurrence of a Termination Event.

2.	Interpretation

(a)	Any reference in this Agreement to:

(i)	any “Creditor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(iv)	a provision of law is a reference to that provision as amended or re-enacted;

(v)	a time of day is a reference to London time;

(vi)	a “Clause” or “sub-clause” or “Schedule” shall, subject to any contrary indication, be construed as a reference to a clause, sub-clause or schedule as the case may be, in this Agreement; and

(vii)	the “equivalent” of a given currency at any given time means the equivalent in any other currency at such time based upon the relevant spot rates of exchange published from time to time in the Financial Times.

(b)	Section, Clause and Schedule headings are for ease of reference only.

SCHEDULE 2

THE COMPANIES

The Parent

Address for notices:

3 Redwood Crescent

Peel Park

East Kilbride

G74 5 PR

Fax: 013 5526 2570

Attention: The Group Treasurer

BEG

c/o The Parent

(as above)

BEG (UK)

c/o The Parent

(as above)

BEPET

c/o The Parent

(as above)

EPL

c/o The Parent

(as above)

SCHEDULE 3

THE CREDITORS

TPL

First Floor

Christine House

Sorbonne Close

Teesdale

TS17 6DA

Fax:           01642 525031

Attention: Dr. Phil Lawless

Deutsche Bank AG, London

Winchester House

1 Great Winchester Street

London EC2N 2 DB

Attention: Lindsay Powell/Martin Tonnby

Fax:           44 20 7547 27207

ECTRIC

1400 Smith Street

Houston

Texas 77002

Attention: President

Fax:           001 713 853 9252

cc:             Weil, Gotshal & Manges, London (Attention: Christopher Mallon)

Barclays Bank PLC

200 Park Avenue

New York

NY 10166, USA

Attention:     Richard Williams (Barclays Capital)

Tel: + 1 212 412 7570

BNFL

100 Daresbury Park

Warrington

Cheshire

WA4 4GB

Fax:               01925 654439

Attention:     Alvin Shuttleworth, Company Secretary and Group Legal Director

Barclays Bank PLC as agent for itself

and the other Finance Parties under,

and as defined in, the EPL Facility Agreement

5 The North Colonnade

Canary Wharf

London E14 4BB

Fax:               020 7516 7423

Attention:     Allan Pover/Richard Bull

The EPL Swap Providers

c/o Barclays Bank PLC

as above

EPL

Contact details: c/o the Parent

RBS

Contact details:

Specialised Lending Services

10th Floor

280 Bishopsgate

London EC2M 4RB

Fax:               020 7672 0324

Attention:      R J Hedger Director, Corporate Restructuring Unit

SCHEDULE 4

EXISTING AGREEMENTS AND OBLIGATIONS

Part A

Existing Agreements

	Creditor	Company	Existing Agreement

1.	TPL	BEPET, Parent	TPL Original PPA and TPL Guarantee

2.	Deutsche Bank AG, London	BEPET, Parent	Total CFD and Total Guarantee

3.	ECTRIC and Barclays Bank PLC	BEG, Parent	Enron CFD and Enron Guarantee

4.	BNFL	BEG/BEG(UK)	Existing BNFL Agreements

5.	EPL Lenders	EPL, Parent	EPL Facility Agreement and the EPL Sponsor Undertaking

6.	EPL Swap Providers	EPL	EPL Swaps

7.	EPL	BEPET, Parent	EPL CTA, EPL CTA Guarantee and the EPL SLA

8.	RBS	Parent, BEG and BEG(UK)	RBS Letter of Credit RBS Counter-indemnity RBS Composite Guarantee RBS LC Facility Agreement

Part B

Standstill Obligations

	Creditor	Company	Standstill Obligations	Calculation of Interest
1.	TPL	BEPET, Parent	Any obligations arising from time to time under, for BEPET the TPL Original PPA as if it had not been amended pursuant to clause 10.1.1 and/or for Parent the TPL Guarantee, except insofar as they constitute Continuing Obligations to TPL.	6% per annum on £159,000,000 calculated on no. of days elapsed and a 365 day year

2.	Deutsche Bank AG, London	BEPET, Parent	All amounts owing from time to time under, for BEPET the Total CFD and/or, for Parent the Total Guarantee	6% per annum on £85,000,000 calculated on no. of days elapsed and a 365 day year

3.	ECTEF	BEG, Parent	All amounts owing from time to time under, for BEG the Enron CFD and/or, for Parent the Enron Guarantee	6% per annum on £72,000,000 calculated on no. of days elapsed and a 365 day year

4.	BNFL	BEG/ BEG (UK)	All amounts owing from time to time in respect of Balancing Instalments and BNFL Interest Amounts	None

5.	EPL Lenders	EPL	All amounts of principal owing from time to time under the EPL Facility Agreement	LIBOR plus 1.25% plus Mandatory Costs, as per Clause 9 of the EPL Facility Agreement

6.	EPL Swap Providers	EPL	All rights to terminate the EPL Swaps unless otherwise agreed by the Parent and, if so, only for the purpose of crystallising the amounts due on such termination which amounts shall be Standstill Obligations	As per the existing terms of each EPL Swap

7.	EPL	BEPET, Parent	All amounts owing from time to time under, for BEPET the EPL CTA, and/or, for Parent the EPL SLA other than the EPL Continuing Obligations	None

8.	RBS	Parent, BEG, BEG(UK)	All amounts owing from time to time or in respect of which a liability to pay is capable of arising under the RBS Counter-indemnity and/or the RBS Composite Guarantee and/or the RBS LC Facility Agreement	6% per annum on £34,000,000 calculated on no. of days elapsed and a 365 day year

Part C

Continuing Obligations

	Creditor	Company	Continuing Obligations
1.	TPL	BEPET	All obligations under the TPL Amended PPA and under the TPL 200MW PPA.

2.	BNFL	BEG/BEG (UK)	All obligations under the Existing BNFL Agreements including all payment obligations other than the BNFL Standstill Obligations and all obligations under agreements with BNFL other than the Existing BNFL Agreements

3.	EPL	BEPET, Parent	Amounts due under the EPL CTA to fund interest accruing under the EPL Facility Agreement through the EPL Swaps and EPL’s operating costs and amounts due under the EPL SLA to fund EPL’s Designated Capital Expenditure (as defined in the EPL Facility Agreement) including the Parent’s obligations in relation thereto under the EPL Sponsor Undertaking.

4.	RBS	Parent, BEG, BEG (UK)	Commissions at 0.4% per annum in accordance with Clause 6.4 of the RBS LC Facility Agreement.

SCHEDULE 5

TERMINATION EVENTS

Each of the following is a Termination Event for the purpose of this Agreement, unless waived in writing by all Creditors (or, in the case of EPL Lenders, the EPL Facility Agent acting on the instructions of the Majority Banks under (and as defined in) the EPL Facility Agreement):

1.	any Company fails to (a) discharge any material Continuing Obligation when due or (b) pay any interest on any Standstill Obligation when due pursuant to Clause 2.4 (Interest), and, in either case, such failure continues for a period of 20 Business Days and has not been waived by the relevant Creditor;

2.	any petition is presented or other step is taken for the purpose of winding up any Company (not being a petition which is frivolous, vexatious or an abuse of the process of the court and not being a petition withdrawn or struck out within 20 Business Days) or an order is made or resolution passed for the winding up of any Company;

3.	any petition is presented or other step is taken for the purpose of the appointment of an administrator or interim manager of any Company (not being a petition or step which is frivolous, vexatious or an abuse of the process of the court and not being a petition withdrawn or struck out within 20 Business Days) or an administration order is made in relation to any Company or any Company otherwise enters administration;

4.	any administrative or other receiver is appointed in respect of any Company or any part of their respective assets and/or undertakings or any other steps are taken to enforce any Security Interest over all or any material part of the assets of any Company;

5.	there occurs in relation to any Company, in any country or territory in which it carries on business or to the jurisdiction of whose courts any part of its assets is subject, any event which in that country or territory corresponds with, or has an effect equivalent or similar to, any of those mentioned in paragraphs 2 to 4 above (inclusive);

6.	the Secretary of State makes a valid written demand for repayment in full pursuant to:

6.1	the Credit Facility Agreement; or

6.2	any counter-indemnity provided by the Parent (and any of its Subsidiaries) to the Secretary of State in respect of any guarantee or other form of credit support granted by the Secretary of State for the purposes of securing any facility granted by commercial banks to the Parent (or any of its Subsidiaries) in order to replace the Credit Facility Agreement, and such demand is not satisfied in accordance with the terms of the Credit Facility Agreement or such counter-indemnity.

7.	interest is not paid within 20 Business Days of the due date on the Sterling Bonds.

8.	the Sterling Bondholder Restructuring Agreement terminates or for any reason ceases to be in full force and effect and/or to bind its counterparties thereto.

9.	The Creditor Restructuring Agreement terminates in accordance with its terms.

10.	Documentation is despatched by any Company (without the consent of all Creditors) for the purpose of implementing a scheme, compromise or arrangement in relation to the Standstill Obligations which provides for distributions to Creditors different to those set out in the Creditor Restructuring Agreement.

11.	Any Company fails to comply with its undertakings given under Clause 4.5 and Schedule 4 of the Creditor Restructuring Agreement where such failure so to comply is prejudicial to the position of a Creditor and such failure is not remedied within 7 days of the date on which such Creditor serves a notice on the relevant Company (and copied to the Secretary of State at Abbey Orchard Street, London SW1P 2HT, fax: 020 7215 0138) requiring remedy and specifying in reasonable detail why such failure is prejudicial to its position and what action is necessary to achieve remedy or such failure is not otherwise waived by the relevant Creditor.

12.	Any representation made by any Company under Clauses 4.1 and 4.3 and paragraphs 1 and 2 of Schedule 4 of the Creditor Restructuring Agreement was materially incorrect when made.

SCHEDULE 6

UNDERTAKINGS BY THE CREDITORS

Part A

Restricted Actions

1.	Demand or acceleration

Make any demand for, accept payment or discharge of or declare prematurely due and payable any indebtedness or other liability of any member of the Group.

2.	Proceedings

Take any proceedings or steps to enforce the payment or discharge of or to recover any indebtedness or other liability of any member of the Group.

3.	Reductions or variation

Declare a default or cancel any Existing Agreement or any related guarantee or related indemnity in favour of a third party or make any alterations to the terms of any Existing Agreement.

4.	Increase in pricing

Save as contemplated by the terms of the TPL Amended PPA and the Existing BNFL Agreements, increase the pricing terms of any Existing Agreement above the rate referred to in Clause 2.4 (Interest).

5.	Default rate interest

Save as contemplated by the terms of the Existing BNFL Agreements, receive payment of interest at a default rate under any Existing Agreement or require the same to be paid more frequently than regular non-default interest.

6.	Exercise of rights of recourse

Subject to Clause 3.2 (Overriding Permitted Actions), take any steps to enforce, exercise rights or make demand under any Existing Agreement (which for the avoidance of doubt does not include the TPL Amended PPA and the TPL 200 MW PPA) or under any guarantee, Security Interest or other right of recourse (including, without limitation, any step-in rights) held by it (whether from a member of the Group or a third party) in respect of any Existing Agreement.

7.	Insolvency steps

Take any steps to wind up or appoint a receiver, administrative receiver, liquidator, administrator, interim manager or any other analogous officer in any jurisdiction over, or commence any other insolvency related proceedings (or any analogous proceedings in any other jurisdiction) against any member of the Group or against any assets of any member of the Group.

8.	New Security Interest

Seek or take any new Security Interest, guarantee or indemnity, save for any BNFL Guarantees.

9.	Refusal to perform obligations

Refuse to perform its obligations under any Existing Agreement (or in the case of TPL, the TPL Amended PPA (subject to its rights under the TPL Option)).

10.	Set-off

Exercise any right of appropriation, set-off or combination or consolidation of accounts to reduce outstandings under any Existing Agreement.

11.	Publicity

Make any public statement or give any press briefing relating to (a) this Agreement, (b) any negotiations to implement the Restructuring Proposals or (c) any Company, in each case except to the extent already in the public domain or otherwise as required by law or by any regulatory authority having authority over it and except, for TPL, for statements or briefings relating to the electricity industry generally which could not reasonably be expected to be prejudicial to the achievement of the Restructuring.

Part B

Overriding Permitted Actions

1.	Interest, commission and fees

Subject to the terms of this Agreement, receive payments of amounts in respect of Continuing Obligations or of interest in accordance with Clause 2.4 (Interest) hereunder.

2.	Continuing Obligations

Make demand or serve notice of default in respect of any Continuing Obligation when that obligation matures and is not satisfied, for the purpose of crystallising or preserving that liability.

3.	Service of Termination Notice

Serve a Termination Notice following the occurrence of a Termination Event.

4.	EPL Lenders

In the case of the EPL Facility Agent or Security Trustee, take or procure the taking of such action (if any) as is necessary to ensure that EPL preserves and/or protects prudently and/or does not allow to be extinguished any of its rights against other members of the Group or third parties, Provided that reasonable prior notice has been given to the Parent where it is possible to do so without prejudicing such preservation or protection and Provided further that in no circumstances shall the EPL CTA be terminated as a result of any such action.

5.	RBS LC

In the case of the EPL Facility Agent or Security Trustee, to make a demand under the RBS Letter of Credit if, on the terms of the RBS Letter of Credit, it may be called on the grounds that it has not been renewed or replaced.

SIGNATURES

THE COMPANIES

BRITISH ENERGY plc

By:

BRITISH ENERGY GENERATION LIMITED

By:

BRITISH ENERGY GENERATION (UK) LIMITED

By:

BRITISH ENERGY POWER AND ENERGY TRADING LIMITED

By:

EGGBOROUGH POWER LIMITED

By:

THE CREDITORS TEESSIDE POWER LIMITED

By:

DEUTSCHE BANK AG, LONDON

By:

BRITISH NUCLEAR FUELS PLC

By:

BARCLAYS BANK PLC

By:

THE TORONTO-DOMINION BANK

By:

WESTDEUTSCHE LANDESBANK GIROZENTRALE

By:

THE ROYAL BANK OF SCOTLAND PLC

By:

BARCLAYS BANK PLC as Agent for the EPL Lenders

By:

THE ROYAL BANK OF SCOTLAND PLC

By: